EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8793	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Second-Quarter
Fiscal 2010 Financial Results
Year-to-Date Cash Generated by Operations Improves to $40.9 million from $23.3 million

GRAND RAPIDS, MICHIGAN-October 14, 2009-Spartan Stores, Inc., (Nasdaq:SPTN) today reported financial results for its 12-week second quarter ended September 12, 2009.

Second Quarter Results

Consolidated net sales for the 12-week second quarter were $610.2 million compared with $626.8 million in the same period last year. Sales were negatively affected by price deflation in certain primary product categories, significantly lower retail fuel prices, a shift in the mix towards more private label products and the general economic environment.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the quarter were $30.0 million, or 4.9 percent of net sales, compared with $31.5 million, or 5.0 percent of net sales in the same period last year. Second-quarter operating earnings were $21.0 million compared with last year's record $22.5 million. The change in operating earnings was the result of lower sales and procurement related gains, reduced fuel margins and the incremental costs associated with the acquired retail stores. These items were partially offset by lower LIFO inventory valuation expense and incentive compensation costs, as well as the benefits from general cost saving initiatives.

"We are pleased that we have been able to maintain a strong level of operating earnings and EBITDA despite the current operating environment," stated Dennis Eidson, Spartan's President and Chief Executive Officer. "Consumers continued to behave cautiously given the challenging economic environment, and we experienced significant price deflation in three of our high volume product categories, as well as unseasonably cool weather in our Michigan markets that are influenced by tourism. These factors, along with the strong second-quarter comparable store sales reported last year and competitive openings in the first and second quarter, accounted for the majority of our quarter-over-quarter retail comparable store sales trend.

"As we progress through this difficult period, we are continuing to work on strengthening our consumer value proposition and improving the controllable factors of our business that will create additional operating leverage, and position our company to benefit when economic growth resumes."

Earnings from continuing operations for the quarter, including higher interest expense associated with the Company's most recent acquisition, were $10.5 million, or $0.47 per diluted share, compared with $11.6 million, or $0.52 per diluted share last year.

Net earnings for the quarter were $10.4 million, or $0.46 per diluted share, compared with $10.6 million, or $0.48 per diluted share in last year's second quarter. Last year's second-quarter net earnings included a loss from discontinued operations of $1.0 million, or $0.04 per diluted share, related to the Pharm store exit and operational wind down costs.

Second-quarter gross profit margin increased 200 basis points to 22.3 percent from 20.3 percent in the same period last year. The improved rate was due primarily to an increase in the mix of higher margin retail sales compared with the prior year.

Operating expenses totaled $115.0 million, or 18.8 percent of sales, compared with $105.0 million, or 16.7 percent of sales, in the year-ago quarter. As a percentage of sales, the increase in operating expense was due primarily to the higher mix of retail sales resulting from the acquisition of retail stores in the fourth quarter of fiscal 2009 and lower sales volumes.

Operating Segments

Distribution Segment

Net sales in the distribution segment were $250.0 million compared with $303.3 million in the same period last year. The sales decline was primarily the result of $33.3 million in distribution sales related to the VG's acquisition now included in retail segment sales, product price deflation and the current economic environment, resulting in lower retail food sales.

Distribution segment operating earnings for the quarter increased 6.1 percent to $10.6 million from $10.0 million in the same period last year. The increase was the result of an improved sales mix and margin performance in our perishables category, lower employee incentive compensation and benefit expenses and a continued focus on operating expense controls. The benefit from a second-quarter $0.1 million LIFO inventory valuation credit compared to $0.8 million of LIFO expense in the same quarter last year was more than offset by lower inflation related procurement gains.

Retail Segment

Second-quarter retail net sales increased 11.3 percent to $360.2 million from $323.5 million in the same period last year. The increase was due primarily to the incremental sales related to the VG's acquisition. The increase, however, was partially offset by lower comparable store sales, a $9.3 million decline in fuel sales due to significantly lower retail pump prices and the loss of $4.9 million in sales related to two closed stores and one sold store since last year's second quarter. The retail segment experienced a 5.1 percent decline in comparable store sales due to significant deflation in the meat, produce and dairy categories, competitive store openings, unseasonably cool weather in Michigan and the weak economic environment.

Second-quarter retail operating earnings were $10.4 million compared with $12.5 million in the prior year period. The decline in operating earnings was the result of lower sales volumes, higher costs associated with the acquired stores and lower per gallon fuel margins.

Mr. Eidson continued, "During the quarter, we continued to build on the strength of our market position by completing a store relocation project and opening two additional fuel centers. We also substantially completed another major remodel project late in the second quarter. Store opening, remodel, closing and other costs for the quarter were comparable to the prior year.

"We are continually working to enhance the value delivered to our consumers, to make shopping more convenient and to bring them what they are asking for," said Mr. Eidson. "We have launched several retail programs this year that have positively resonated with our customers. As part of our emphasis on consumer health and wellness, we began a major nutrition guide program in our D&W and Family Fare retail stores early in the third quarter. Consumers are continuing to look for good value, and our research shows that supporting healthy living adds value to their shopping experience. Our program was designed with this in mind and introduces new product shelf tags that are color coded by major FDA categories. The shelf tags clearly and simply identify the health and nutrition benefits on approximately 16,000 products. We also launched our Michigan's Best initiative that clearly identifies and promotes 2,400 products grown, made, or processed in Michigan. Consumers in our markets have a strong desire to support their state and have had a favorable response to the program.

"We continued to implement our rewards-based customer loyalty program at our Glen's stores during the quarter and customer acceptance rate so far has been very favorable," said Mr. Eidson. "We are encouraged by the program's progress at this early stage, as a high percentage of sales at these stores were being made on the customer reward cards."

Balance Sheet and Cash Flow

Year-to-date net cash generated from operating activities increased 75.1 percent to $40.9 million from $23.3 million in the corresponding period last year. The improvement was due primarily to better inventory leverage and working capital management, and the timing of certain payments. As of September 12, 2009, total long-term debt (including current maturities and capital lease obligations) declined to $193.0 million from $195.8 million at the end of the previous quarter despite the inclusion of two new capital leases during the quarter that totaled $7.6 million. These leases related to the completion of a store relocation project and a store major remodel project. The Company's total long-term debt-to-capital ratio remained at a healthy 0.42 to 1.0 at the end of the quarter and the debt-to-EBITDA ratio on a trailing four-quarter EBITDA basis continued at a strong 1.8 to 1.0.

Outlook

"Our solid cash flow generation and balance sheet will allow us to continue making strategic capital investments and provide a strong foundation for the execution of our long-term consumer-centric business strategy," said Mr. Eidson. "We expect the economic climate in markets where we operate to continue to weaken in the near term. We will continue making tactical adjustments to our programs to further strengthen our consumer value proposition while exercising appropriate cost controls. Collectively, we believe that these steps will position our company to benefit from the eventual economic recovery.

"We completed a major remodel project early in the third quarter, began construction of a new store that should open in mid fiscal 2011 and expect to open three additional fuel centers and close two store locations during the third quarter," said Mr. Eidson. "The store opening, remodel, closing and other costs related to capital projects for the third quarter will be approximately $0.8 million higher than the prior year's third quarter.

"We continue to expect retail comparable store sales (excluding fuel) to be in the negative low to mid single digit range for the remainder of the fiscal year due to the prolonged economic weakness, product price deflation, lower state tourism business, the competitive openings this year and strong comparable store sales growth reported in the third quarter last year. Core distribution sales, excluding the effect of the VG's sales, are expected to decline relative to last year by an amount similar to that of the retail segment. These factors, as well as the anticipated lower fuel margins relative to last year's third quarter, will provide additional pressure on earnings as the year progresses. We estimate that the lower fuel margins will affect third-quarter earnings by approximately $0.03 per share.

"Capital related expenditures for fiscal 2010 are expected to range from $48.0 million to $52.0 million, with depreciation and amortization ranging from $34.0 million to $36.0 million and total interest expense of approximately $15.5 million to $16.5 million," concluded Mr. Eidson.

Conference Call

A telephone conference call to discuss the Company's second-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, October 15, 2009. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's eleventh largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to approximately 350 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 97 retail supermarkets in Michigan, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, Felpausch Food Centers and VG's Food and Pharmacy.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "outlook", "schedule", "potential", or "opportunities"; that an event or trend "will" or "should" occur or "continue" or is "likely" or that Spartan Stores or its management "anticipates", "believes", "expects", "plans" or is "confident" of a particular result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize expected benefits of new relationships, realize growth opportunities, expand our customer base, effectively integrate and achieve the expected benefits of acquired stores, anticipate and successfully respond to openings of competitors' stores, achieve expected sales and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	Second Quarter Ended		Year-to-Date
	(12 weeks) Sept. 12, 2009	(12 weeks) Sept. 13, 2008	(24 weeks) Sept. 12, 2009	(24 weeks) Sept. 13, 2008

Net sales	$610,222	$626,830	$1,206,249	$1,213,535
Cost of sales	474,209	499,312	939,222	970,487
Gross margin	136,013	127,518	267,027	243,048

Operating expenses
Selling, general and administrative	106,850	98,637	214,637	193,434
Depreciation and amortization	8,138	6,343	16,150	12,085
(Gain) loss on disposal of assets	(14)	(9)	110	(28)
Total operating expenses	114,974	104,971	230,897	205,491

Operating earnings	21,039	22,547	36,130	37,557

Non-operating expense (income)
Interest expense	3,727	3,119	7,390	6,271
Other, net	(30)	(140)	(53)	(209)
Total non-operating expense, net	3,697	2,979	7,337	6,062

Earnings before income taxes and discontinued operations	17,342	19,568	28,793	31,495

Income taxes	6,845	7,969	11,452	12,748

Earnings from continuing operations	10,497	11,599	17,341	18,747

(Loss) earnings from discontinued operations, net of taxes	(63)	(963)	(48)	1,379

Net earnings	$10,434	$10,636	$17,293	$20,126

Basic earnings per share:
Earnings from continuing operations	$0.47	$0.52	$0.78	$0.85
(Loss) earnings from discontinued operations	0.00	(0.04)	(0.01)	0.06
Net earnings	$0.47	$0.48	$0.77	$0.91

Diluted earnings per share:
Earnings from continuing operations	$0.47	$0.52	$0.77	$0.85
(Loss) earnings from discontinued operations	(0.01)	(0.04)	-	0.06
Net earnings	$0.46	$0.48	$0.77	$0.91

Weighted average number of shares outstanding:
Basic	22,432	22,085	22,364	22,038
Diluted	22,496	22,268	22,435	22,219

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Sept. 12, 2009	Mar. 28, 2009
ASSETS
Current assets
Cash and cash equivalents	$6,746	$6,519
Accounts receivable, net	53,673	51,470
Inventories	143,332	113,790
Other current assets	14,592	14,780
Total current assets	218,343	186,559

Other assets
Goodwill, net	249,492	249,303
Other, net	51,397	52,643
Total other assets	300,889	301,946
Property and equipment, net	246,360	234,806
Total assets	$765,592	$723,311

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$129,646	$97,248
Accrued payroll and benefits	27,791	35,456
Other accrued expenses	20,083	19,195
Current portion of exit costs	9,859	9,759
Current maturities of long-term debt and capital lease obligations	3,900	3,932
Total current liabilities	191,279	165,590

Long-term liabilities
Other long-term liabilities	88,707	81,615
Exit costs	32,120	34,786
Long-term debt and capital lease obligations	189,115	194,115
Total long-term liabilities	309,942	310,516

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 22,437 and 22,213 shares outstanding	155,832	153,778
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Accumulated other comprehensive loss	(14,089)	(14,151)
Retained earnings	122,628	107,578
Total shareholders' equity	264,371	247,205
Total liabilities and shareholders' equity	$765,592	$723,311

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year-to-Date
	(24 weeks) Sept. 12, 2009	(24 weeks) Sept. 13, 2008

Net cash provided by operating activities	$40,868	$23,334

Net cash used in investing activities	(23,997)	(24,468)

Net cash used in financing activities	(15,073)	(3,997)

Net cash (used in) provided by discontinued operations	(1,571)	13,741

Net increase in cash and cash equivalents	227	8,610

Cash and cash equivalents at beginning of period	6,519	19,867

Cash and cash equivalents at end of period	$6,746	$28,477

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Second Quarter Ended		Year-to-Date
	(12 weeks) Sept. 12, 2009	(12 weeks) Sept. 13, 2008	(24 weeks) Sept. 12, 2009	(24 weeks) Sept. 13, 2008
Retail Segment:

Net Sales	$360,195	$323,528	$702,855	$612,089
Operating Earnings	$10,427	$12,548	$17,753	$20,072

Distribution Segment:

Net Sales	$250,027	$303,302	$503,394	$601,446
Operating Earnings	$10,612	$9,999	$18,377	$17,485

SPARTAN STORES, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EARNINGS TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)
(in thousands)
(unaudited)

	Second Quarter Ended (12 weeks)		Year-to-Date (24 weeks)
	Sept. 12, 2009	Sept. 13, 2008	Sept. 12, 2009	Sept. 13, 2008
Retail Segment:
Operating earnings	$10,427	$12,548	$17,753	$20,072
Plus:
Depreciation and amortization	6,088	4,487	11,946	8,463
LIFO expense	109	373	219	752
Provision for asset impairments and exit costs	-	-	601	-
Other non-cash charges	(110)	(42)	(142)	(67)
EBITDA	$16,514	$17,366	$30,377	$29,220

Distribution Segment:
Operating earnings	$10,612	$9,999	$18,377	$17,485
Plus:
Depreciation and amortization	2,050	1,856	4,204	3,622
LIFO expense	(100)	845	(300)	1,460
Other non-cash charges	933	1,478	2,276	2,540
EBITDA	$13,495	$14,178	$24,557	$25,107

Consolidated:
Operating earnings	$21,039	$22,547	$36,130	$37,557
Plus:
Depreciation and amortization	8,138	6,343	16,150	12,085
LIFO expense	9	1,218	(81)	2,212
Provision for asset impairments and exit costs	-	-	601	-
Other non-cash charges	823	1,436	2,134	2,473
EBITDA	$30,009	$31,544	$54,934	$54,327

Notes: Consolidated EBITDA is a non-GAAP financial measure that our credit facility defines as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of retail store locations, plus interest expense, the provision for income taxes and Michigan Single Business Tax to the extent deducted in the computation of Net Earnings.

EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The EBITDA information has been included as one measure of the Company's operating performance and historical ability to service debt. The Company believes investors find the information useful because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies.